SCHEDULE 14A
(RULE 14A-101)

INFORMATION REQUIRED BY A PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

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☐ Preliminary Proxy Statement	☐ Confidential For Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))

☒   Definitive Proxy Statement

☐   Definitive Additional Materials

☐   Soliciting Material Pursuant to Rule 14a-11 (c) or Rule 14a-12

HYPERDYNAMICS CORPORATION
(Name of Registrant as Specified in Its Charter)

______________________________________________________________
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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HYPERDYNAMICS CORPORATION
ONE SUGAR CREEK CENTER BOULEVARD, SUITE 125
SUGAR LAND, TX 77478
voice: (713) 353-9400        fax: (713) 353-9421

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON TUESDAY, MARCH 6, 2007

The Annual Meeting of Stockholders (the "Annual Meeting") of Hyperdynamics Corporation (the "Company") will be held at Sugar Creek Country Club, 420 Sugar Creek Blvd., Sugar Land, TX 77478 on Tuesday, March 6, 2007 at 10:00 A.M. (CST), for the following purposes:

(1)	To elect five (5) directors.

(2)	To ratify the selection of Malone & Bailey, PC as the Company's independent auditor for the fiscal year ending June 30, 2007.

(3)	To act upon such other business as may properly come before the Annual Meeting.

Only holders of Common Stock and Series B Preferred Stock of record at the close of business on January 12, 2007 will be entitled to vote at the Annual Meeting or any adjournment thereof.

You are cordially invited to attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting, please sign, date and return your Proxy to us promptly. Your cooperation in signing and returning the Proxy will help avoid further solicitation expense.

BY ORDER OF THE BOARD OF DIRECTORS
/s/ Kent Watts
Chairman of the Board and President

January 22, 2007
Sugar Land, Texas

HYPERDYNAMICS CORPORATION
ONE SUGAR CREEK CENTER BOULEVARD, SUITE 125
SUGAR LAND, TX 77478
voice: (713) 353-9400         fax: (713) 353-9421

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON TUESDAY, MARCH 6, 2007

This Proxy Statement (the "Proxy Statement") is being furnished to Stockholders (the "Stockholders") in connection with the solicitation of Proxies by the Board of Directors of Hyperdynamics Corporation, a Delaware corporation (the "Company"), for their use at the Annual Meeting (the "Annual Meeting") of Stockholders of the Company at Sugar Creek Country Club, 420 Sugar Creek Blvd., Sugar Land, TX 77478 on Tuesday, March 6, 2007 at 10:00 A.M. (CST), and at any adjournments thereof, for the purpose of considering and voting upon the matters set forth in the accompanying Notice of Annual Meeting of Stockholders (the "Notice"). This Proxy Statement and the accompanying form of Proxy (the "Proxy") are first being mailed to Stockholders on or about February 6, 2007. The cost of solicitation of Proxies is being borne by the Company.

Our Board of Directors has fixed the close of business on January 12, 2007 as the Record Date ("Record Date") for the determination of Stockholders entitled to Notice of and to vote at the Annual Meeting and any adjournment thereof. As of the Record Date, there were 48,300,093 shares of the Company's Common Stock, par value of $0.001 per share (the "Common Stock"), issued and outstanding. As of the Record Date, there were 2,725 shares of the Company's Series B Preferred Stock, par value of $0.001 per share issued and outstanding.

The presence, in person or by Proxy, of a majority of the outstanding shares of Common Stock and the presence, in person or by Proxy, of a majority of the outstanding shares of the Series B Preferred Stock on the Record Date is necessary to constitute a quorum at the Annual Meeting. Each share of Series B Preferred Stock is entitled to 7,408 votes on all issues requiring a Stockholder vote at the Annual Meeting.

Common Stockholders and Series B Preferred Stockholders will vote on Proposals 1 and 2. Each share of Common Stock is entitled to one vote on all issues requiring a Stockholder vote at the Annual Meeting. Each share of Series B Preferred Stock is entitled to 7,408 votes. Each nominee for Director named in Proposal Number 1 must receive a plurality of the votes cast in person or by Proxy in order to be elected. Stockholders may not cumulate their votes for the election of Directors. The affirmative vote of a majority of the shares of Common Stock and a majority of the shares of Series B Preferred Stock present or represented by Proxy and entitled to vote at the Annual Meeting is required for the approval of Proposal Number 2.

All shares represented by properly executed Proxies, unless such proxies previously have been revoked, will be voted at the Annual Meeting in accordance with the directions on the proxies. IF NO DIRECTION IS INDICATED, THE SHARES WILL BE VOTED (1) FOR THE ELECTION OF THE NOMINEES NAMED HEREIN, AND (2) FOR THE RATIFICATION OF MALONE & BAILEY, PC AS THE COMPANY'S INDEPENDENT AUDITOR FOR THE FISCAL YEAR ENDING JUNE 30, 2007.

The Board of Directors is not aware of any other matters to be presented for action at the Annual Meeting. However, if any other matter is properly presented at the Annual Meeting, it is the intention of the persons named in the enclosed Proxy to vote in accordance with their best judgment on such matters.

The enclosed Proxy, even though executed and returned, may be revoked at any time prior to the voting of the Proxy (a) by execution and submission of a later-dated proxy, (b) by written notice of revocation to the Secretary of the Company, or (c) by voting in person at the Annual Meeting.

The shareholder list as of the Record Date will be available for examination by any stockholder at our corporate office, One Sugar Creek Center Boulevard, Suite 125, Sugar Land, TX 77478, beginning February 23, 2007, which is at least ten business days prior to the Meeting Date and the shareholder list will be available at the Annual Meeting.

(1)  TO ELECT FIVE (5) DIRECTORS FOR THE ENSUING YEAR

NOMINEES FOR DIRECTOR

The persons named in the enclosed Proxy have been selected by the Board of Directors to serve as Proxies (the "Proxies") and will vote the shares represented by valid Proxies at the Annual Meeting of Stockholders and adjournments thereof. They have indicated that, unless otherwise specified in the Proxy, they intend to elect as Directors the nominees listed below. All the nominees are presently members of the Board of Directors. Each duly elected Director will hold office until his successor shall have been elected and qualified.

Unless otherwise instructed or unless authority to vote is withheld, the enclosed Proxy will be voted for the election of the nominees listed below. Although the Board of Directors of the Company does not contemplate that any of the nominees will be unable to serve, if such a situation arises prior to the Annual Meeting, the persons named in the enclosed Proxy will vote for the election of such other person(s) as may be nominated by the Board of Directors.

Each nominee for Director named in Proposal Number 1 must receive a plurality of the votes cast in person or by Proxy and entitled to vote in order to be elected. Stockholders may not cumulate their votes for the election of Directors.

The Board of Directors unanimously recommends a vote FOR the election of each of the nominees listed below:

Kent Watts
Harry James Briers
Harold A. Poling
Al Young
L. Gene Stohler

Kent Watts, Chairman and Chief Executive Officer

Kent Watts, age 48, has been Chairman of the Board, President and Chief Executive Officer of Hyperdynamics since June 1997. Mr. Watts is responsible for managing Hyperdynamics’ strategic direction. He managed the realignment of our technical capabilities from information technology to energy and has been heavily involved in securing our concession with the government of Guinea. Mr. Watts, who is a certified public accountant, also held the additional role of Chief Financial Officer of the company until November 2005. Mr. Watts is a long-time entrepreneur whose association with Hyperdynamics began in 1996, when Hyperdynamics acquired MicroData Systems, Inc., an information technology services company that Mr. Watts had founded in 1988. Prior to forming Microdata, he was an external auditor with the public accounting firm of Peat Marwick Mitchell and Company, now KPMG. Mr. Watts holds a Bachelor of Business Administration degree from the University of Houston.

Mr. Watts holds no other public company directorships.

Harry James Briers, Executive Vice President & Director

Harry Briers, age 43, has served as a member of the company’s Board of Directors since March 2000. He also has served as Hyperdynamics’ Executive Vice President since October 2002. As Executive Vice President, Mr. Briers is heavily involved in managing the daily operations of the company and in marketing the company’s oil and gas license in Guinea to prospective partners. He joined the company in May 1998 as Director of Integrated Information Systems, was elected as Vice President of Operations for Hyperdynamics Corporation in 1999, and was named the Chief Operating Officer in 1999. Prior to joining Hyperdynamics, Mr. Briers operated a software consulting firm and worked at Ernst & Young in its Entrepreneurial Services Group. Mr. Briers holds a Bachelor of Science degree in Accounting and a Masters in Business Administration degree from the University of Houston-Clear Lake.

Mr. Briers holds no other public company directorships.

Harold A. Poling, Director

Harold “Red” Poling, age 81, is retired Chairman and Chief Executive Officer of Ford Motor Co. and has served as a member of the Board of Directors of Hyperdynamics since June 2004. Mr. Poling is a Director and Chairman of the Board of Eclipse Aviation Corp., a private jet aircraft manufacturer. He is a past director of Shell Oil Company, ArvinMeritor, Kellogg and Flint Ink Corp. Mr. Poling is a member of the Board of Directors and a Trustee of William Beaumont Hospital. He is a member of the Board of Trustees of Spring Arbor University and a director of the Monmouth (IL) College Senate.

Mr. Poling holds no other public company directorships.

Albert F. Young, Director

Al Young, age 69, is a marketing consultant and has served as a member of the Board of Directors of Hyperdynamics since October 2004. Mr. Young owns and operates Al Young Sales and Consulting. He retired in 2003 from Venture Industries, an automotive plastics manufacturer where he had spent 14 years. During his tenure at Venture, Mr. Young was responsible for building his division’s sales to approximately $500 million annually and was instrumental in orchestrating several major acquisitions and joint ventures for the company. Currently, he continues to consult with Venture and is the Executive Assistant to its Chairman.

Mr. Young holds no other public company directorships.

L. Gene Stohler, Director

Gene Stohler, age 78, is an executive serving the automotive industry and has been a member of the Board of Directors of Hyperdynamics since 2006. Mr. Stohler currently is Vice President, Business Development, for Bankers Integration Group, a technology and software development company that provides decision support tools for auto dealers and lenders to help match buyers with available loan programs. He also serves on the advisory board of Schultze Asset Management, LLC. Mr. Stohler retired in 2003 from Masco Corporation, where he was Vice President, Marketing and Planning, in the Automotive Group. He also has held senior positions in automotive equipment and parts sales and marketing for Rockwell International and ITT Automotive. Early in his career, Mr. Stohler provided marketing, sales and manufacturing support for the inventor of the cruise control system. He is a past board member of the Automotive Hall of Fame, Oakland University and Breed Technologies, a supplier of safety equipment to the automotive industry.

Mr. Stohler holds no other public company directorships.

EXECUTIVE OFFICERS AND DIRECTORS AND NOMINEE FOR DIRECTOR

The following table sets forth the names and positions of each of the executive officers and directors of the Company.

Name	Position	Age

Kent Watts	Director, Chief Executive Officer, Chief Financial Officer, Chairman and President	48

Harry J. Briers	Director, Chief Operating Officer and Executive Vice President	43

Harold A. Poling	Director	81

Albert F. Young	Director	69

Steven Plumb	Chief Financial Officer	47

L. Gene Stohler	Director	78

Our Directors are elected annually and hold office until the next annual meeting of our Stockholders or until their successors are elected and qualified. Officers are elected annually and serve at the discretion of the Board of Directors. There is no family relationship between any of our directors, director nominees and executive officers. Board vacancies are filled by a majority vote of the Board.

Mr. Watts and Mr. Briers are Directors and Executive Officers of the Company. Mr. Young, Mr. Stohler, and Mr. Poling are Directors. Steven Plumb is our Chief Financial Officer.

Steven Plumb, Chief Financial Officer

Steven Plumb, age 47, joined Hyperdynamics as Chief Financial Officer on a consulting basis in 2005. Mr. Plumb is Certified Public Accountant licensed to practice in Texas. Since 2003, Mr. Plumb has been the President of Clear Financial Solutions, Inc. Mr. Plumb is also the current CFO of Bluegate Corporation, a public company. From 2002 through 2004, Mr. Plumb was the CFO of ADVENTRX Pharmaceuticals, Inc. Mr. Plumb has over 20 years’ experience in accounting and consulting to the oil and gas, utility, technology, health care, biotech, real estate, distribution, telecommunications and non-profit sectors. He is a former auditor and consultant with the Big 4 public accounting firm KPMG. Prior to starting his own financial consulting firm in 1992, Mr. Plumb served as CFO of DePelchin Children's Center and as controller of Memorial City Rehabilitation Hospital, both in Houston. Mr. Plumb holds a Bachelor of Business Administration degree from the University of Texas at Austin. He is a member of the American Institute of Certified Public Accountants, Texas Society of Certified Public Accountants and Houston Chapter of the Texas Society of Certified Public Accountants.

INFORMATION CONCERNING THE BOARD OF DIRECTORS AND ITS COMMITTEES

We have an Audit Committee. The Audit Committee was created during October 2004. Mr. Poling, Mr. Stohler and Mr. Young are the members of the Audit Committee. All committee members are independent. Mr. Poling is the financial expert based on his work as Chairman and CEO of Ford Motor Co. The Audit Committee has a written charter, which was included in our proxy statement filed on December 28, 2004. During the year ended June 30, 2006, the Audit Committee met 7 times and took action by Unanimous Consent 1 time.

We have a Compensation Committee that started its work during fiscal 2006. Mr. Young and Mr. Stohler are members of the Compensation Committee. Both committee members are independent. During the year ended June 30, 2006, the Compensation Committee met 4 times and took no action by Unanimous Consent.

We have a Nomination Committee that started its work during fiscal 2007. Decisions concerning nominees for Director for fiscal 2006 were made by the full Board of Directors. Decisions concerning the nominees for Director for fiscal 2007 were made by the Nomination Committee. Mr. Young, Mr. Stohler, and Mr. Poling are members of the Nomination Committee. All nomination committee members are independent. The Committee does not have a charter. The Committee has not adopted a policy with regard to the consideration of director candidates recommended by security holders. The Committee has not adopted formal policies with regard to the process to be used for identifying nominees for Director. However, it is currently in the process of developing policies and procedures for identifying and evaluating nominees for Director. At this time, the consideration of candidates is at the Committee’s discretion. We believe this is adequate based on our size and each current Board member's qualifications.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is made up of two independent, non-employee directors, Messrs. Young and Stohler. No interlocking relationship exists between the members of our Compensation Committee and the board of directors or compensation committee of any other company.

The Board has not adopted formal policies with regard to shareholder communications with individual Board members. However, we are currently in the process of developing these policies and procedures.

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed the audited financial statements with management. The Audit Committee has discussed with the independent auditors the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU § 380), as may be modified or supplemented. The Audit Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as may be modified or supplemented, and has discussed with the independent accountant the independent accountant's independence. Based on the review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2006.

Members of the Audit Committee:

Harold A. Poling
L. Gene Stohler
Al Young

The Board has not adopted formal policies with regard to shareholder communications with individual Board members. However, we are currently in the process of developing these policies and procedures.

BOARD AND COMMITTEE MEETINGS

The Board of Directors held special meetings on 5 occasions during the fiscal year ended June 30, 2006. The Board of Directors also took action by written consent on 22 occasions during the fiscal year ended June 30, 2006, in which all present Directors took part.

During the year ended June 30, 2006, the Audit Committee met 7 times and took action by Unanimous Consent 1 time. All present Committee members took part.

During the year ended June 30, 2006, the Compensation Committee met 4 times and took no action by Unanimous Consent. All present Committee members took part.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

We have reviewed the Forms 3, 4 and 5 submitted to us relating to fiscal 2006. We have found that Harry Briers, Harold Poling, Albert F. Young, L. Gene Stohler, Steven Plumb, DJX Ltd, and Kent Watts have filed all required Forms 3, 4 and 5 during fiscal 2006. The following table summarizes the results of our review:

Name	Form Type	Number of forms filed late	Number of transactions reported late

Harry Briers	4	1	3
Harold Poling	4	1	1
Albert F. Young	4	1	1
DJX Ltd	4	1	1
L. Gene Stohler	3	1	N/A
L. Gene Stohler	4	1	1
Steven Plumb	3	1	N/A
Steven Plumb	4	1	1

EXECUTIVE COMPENSATION

Compensation Committee Report:

Our compensation committee started its work in fiscal 2006 but did not make any compensation decisions until August 2006.

Members of the Compensation Committee:

L. Gene Stohler
Al Young

Summary Compensation Table

The following table reflects all forms of compensation for the fiscal years ended June 30, 2004, 2005, and 2006 for services provided by our named Executive Officers.

				Annual Compensation Awards			Long Term Compensation Payouts
Compensation Name and Principal Position	Year	Salary		Bonus	Other Annual Compensation		Restricted Stock Awards	Securities Underlying Options SARS	LTIP Payouts	All Other Compensation

Kent Watts	2006	$100,000	(1)	-0-	$16,000	(4)	-0-	-0-	-0-	-0-
Chief Executive	2005	$100,000		-0-	$9,746	(4)	-0-	-0-	-0-	-0-
Officer	2004	$100,000		-0-	$171,062	(2)	-0-		-0-	-0-

Harry Briers	2006	$99,000		-0-	16,000	(4)	-0-	-0-	-0-	-0-
Executive Vice	2005	$95,000		-0-	9,746	(4)	-0-	-0-	-0-	-0-
President	2004	$95,000		-0-	$132,861	(3)	-0-	-0-	-0-	-0-

(1) On July 21, 1999, our Board of Directors unanimously agreed to the terms of an “Executive Employment Agreement” for Kent Watts. The Agreement was duly executed on July 21, 1999 which establishes Mr. Watts as our President, Chief Executive Officer (CEO). The contract provides for a base salary of $100,000 annually with a performance based incentive salary based on 5% of adjusted net income, up to an additional $100,000 in salary. Therefore, maximum salary under the Agreement is $200,000 annually. This Agreement has been renewed on a year-by-year basis under the same terms.
(2) On August 26, 2002, the strike price of warrants to purchase 1,100,000 shares of common stock that vested in fiscal 2004 and 2003 was reduced to $0.23 per share. The repricing of the warrants was valued as a new grant in fiscal 2003. This table reflects the $129,686 original fair value of the 400,000 warrants earned during 2004, $3,175 attributable to the repricing of these warrants, and bonus income of $38,201, for a total of $171,062.
(3) On August 26, 2002, the strike price of warrants to purchase 1,100,000 shares of common stock that vested in fiscal 2004 and 2003 was reduced to $0.23 per share. The repricing of the warrants was valued as a new grant in fiscal 2003. For the year ended June 30, 2004, 400,000 warrants were earned. The original fair value of these warrants, $129,686, and $3,175 attributable to the repricing of these warrants is included in 2004 bonus income.

(4) For the year ended June 30, 2005, Mr. Briers and Mr. Watts each received 4,051 shares of common stock as $9,746 compensation for service on the Board of Directors. For the year ended June 30, 2006, Mr. Briers and Mr. Watts each received 8,244 shares of common stock as $16,000 compensation for Board of Directors service.

OPTION/SAR GRANTS
We did not grant any options or SARS to any of our Officers during the year ended June 30, 2006. We granted options to our independent directors as discussed in the Director Compensation section.

Aggregate Options Exercised In Last Fiscal Year And Fiscal Year End Option Values (*)
Name	Shares Acquired on Exercise	Value Realized	Number of Unexercised Securities Underlying Options at FYE Exercisable/Unexercisable (*)	Value of Unexercised in the Money Options at FYE Exercisable/Unexercisable
Kent Watts
Chief Executive Officer	-0-	-0-	400,000/0	$840,000/0

Harry Briers
Executive Vice President	-0-	-0-	400,000/0	$840,000/0
________________________________
(*)
These are all of the remaining warrants that were in the money at fiscal year end 2006. Mr. Watts and Mr. Briers each hold 400,000 warrants for restricted common stock each that are vested but have not been exercised.

Option/SAR Repricings.

There were no option repricings during fiscal 2006.

Long-term Incentive Plan Awards.

There were no long-term incentive plan awards to any of our Officers during the year ended June 30, 2006.

Director Compensation.

During the year ended June 30, 2006, our non-independent directors, Harry Briers and Kent Watts, received compensation of $4,000 per quarter, or $16,000. The compensation was paid with 8,244 shares of common stock.

During the year ended June 30, 2006, compensation for independent directors was $8,000 per quarter. Our independent directors are Harold Poling, Al Young, and L. Gene Stohler. Mr. Young and Mr. Poling served for the entire year; thus compensation of $18,000 was paid in with 12,415 shares of common stock during the year and $8,000 was accrued as of June 30, 2006. Mr. Stohler became a director during the third quarter, so $8,000 was paid with 3,077 shares of common stock and $8,000 was accrued as of June 30, 2006. In addition, options to purchase 25,000 shares of common stock at $2.08 per share were granted to each director on May 24, 2006 as a bonus for their efforts with relation to our Guinea concession.

Effective fourth quarter 2006, independent directors who serve on the audit committee receive quarterly additional compensation of $5,000 and options to purchase 7,500 shares of common stock at a price per share determined based on the market price of our common stock on the day after the quarter ends.

Effective fourth quarter 2006, independent directors who serve on the compensation committee receive quarterly additional compensation of $2,500 and options to purchase 5,000 shares of common stock at a price per share determined based on the market price of our common stock on the day after the quarter ends.

Effective fourth quarter 2006, independent directors who serve on the nomination committee receive quarterly additional compensation of $2,500 and options to purchase 2,500 shares of common stock at a price per share determined based on the market price of our common stock on the day after the quarter ends.

Mr. Poling serves on the audit and compensation committees; accordingly, his compensation for committee service for the fourth quarter of 2006 was options to purchase 10,000 shares of common stock at $2.08 and $7,500, which was accrued as of June 30, 2006.

Mr. Stohler serves on the audit, nomination, and compensation committees; accordingly, his compensation for committee service for the fourth quarter of 2006 was options to purchase 15,000 shares of common stock at $2.08 and $10,000, which was accrued as of June 30, 2006.

Mr. Young serves on the audit, nomination, and compensation committees; accordingly, his compensation for committee service for the fourth quarter of 2006 was options to purchase 15,000 shares of common stock at $2.08 and $10,000, which was accrued as of June 30, 2006.

There was no other compensation granted by the Board for services rendered during the fiscal year ended 2006. There were no Director meeting expense reimbursements for 2005. Director meeting expense reimbursements submitted in 2006 totaled $88,700. We paid $37,000 during the year and the balance of $51,700 is accrued as of June 30, 2006.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

On August 14, 2006, we entered into a new employment agreement with our CEO and President, Kent Watts. The effective date of the employment agreement is deemed to be July 1, 2006. Pursuant to the employment agreement, Mr. Watts will devote his best efforts and his full business time and attention to the performance of the services customarily incident to such offices and position and to such other services of a senior executive nature as may be reasonably requested by our Board of Directors.

Term. The initial term of employment ends on July 1, 2009, provided, however, that as of the expiration date of each of the initial Term of Employment and if applicable, any Renewal Period the term of employment will automatically be extended for a two (2) year periods unless either we or Mr. Watts provides 2 months' notice to the contrary.

Cash Compensation. Mr. Watts’ base salary is $250,000 per year. Mr. Watts is entitled to receive a bonus equal 1% our net income before interest, taxes and the bonus. If there is no net income, the bonus is zero.

Stock compensation. Mr. Watts will receive 40,000 stock options per quarter during the term of the employment agreement beginning on the effective date for a total of 480,000 options. The shares underlying these options have been or will be registered shares. The options will expire 3 years after their issuance date. The exercise price of these options will be the greater of $2.00 or the closing price on the date of each quarterly option grant. In the event that we cannot issue the full amount of these quarterly options grants because we are or may become contractually bound to limit such option issuances, then number of options not granted for any one quarter pursuant to such a limitation will be carried forward and granted at a late date when we are not so restricted even if such future date is beyond the term of the employment agreement.

Mr. Watts is entitled to participate in any of our life, health and long-term disability insurance programs, pension and retirement programs, stock option and other incentive compensation programs, and other fringe benefit programs made available to senior executive employees, and such other fringe benefits as may be granted to him from time to time such as a corporate automobile lease and a membership in a country club. Mr. Watts can take a 4 week vacation each year with pay.

Mr. Watts will be added as an additional named insured under all liability insurance policies now in force or hereafter obtained covering any officer or director in his capacity as an officer or director. We will indemnify hold harmless Mr. Watts from any cost, expense or liability arising out of or relating to any acts or decisions made by him on behalf of or in the course of performing services for us.

Severance Agreement. We have a separate Severance Agreement with Mr. Watts. In the event his employment is terminated (a) by us other than for Cause, Disability or Death or (b) by Mr. Watts for good reason, then Mr. Watts shall receive:

(i)	His base salary during the period commencing on the effective date of such termination and ending 2 years later; and

(ii)	Medical insurance premium reimbursement through age 66 for himself and his spouse, and his children through age 25.

On October 9, 2006, we entered into a new employment agreement with our Executive Vice President, Harry Briers. The effective date of the employment agreement is deemed to be July 1, 2006. Pursuant to the employment agreement, Mr. Briers will devote his best efforts and his full business time and attention to the performance of the services customarily incident to such offices and position and to such other services of a senior executive nature as may be reasonably requested by our Board of Directors which may include services for one or more of our subsidiaries or affiliates.

Compensation. We will pay Mr. Briers a base annual salary of $190,000.00. In addition to the base compensation he may receive performance bonus as determined by the Chief Executive Officer and the Board of Directors.

Long Term Incentive/Stock Options. We will grant to Mr. Briers 25,000 stock options every quarter during the term of this Agreement. These options shall have an exercise price of the greater of $2.00 per share or the closing last trade price on the date of each option grant. However, grants are limited in quantity to insure compliance with our financing agreement with Cornell Capital, and any options not granted to Mr. Briers to maintain compliance with the Cornell financing agreement will be carried forward and granted in future quarters to the extent such grants do not exceed the Cornell limitation.

Mr. Briers’ Fringe Benefits During the Term of Employment:

(a)
Any life, health and long-term disability insurance programs, pension and retirement programs, stock option and other incentive compensation programs, and other fringe benefit programs made available to other senior executive employees, and other fringe benefits as may be granted to him from time to time by the Board of Directors including a corporate lease vehicle approved by the Chief Executive Officer.

(b)	Four weeks of vacation with pay on the same basis as other senior executive employees.

(c)	Reimburse for reasonable business expenses incurred in performing duties and promoting our business.

(d)
Adding him as an additional named insured under all liability insurance policies now in force or hereafter obtained covering any officer or director of the Company in his or her capacity as an officer or director. We will indemnify him in his capacity as an officer or director and hold him harmless from any cost, expense or liability arising out of or relating to any acts or decisions made by him on behalf of or in the course of performing services to us.

Term; Termination of Employment. The term of employment commenced on the effective date and ends two years later; provided, however, that the term of employment will automatically be extended for a one year periods unless either we or Mr. Briers gives two months’ notice to the contrary. Notwithstanding the above, the term of employment shall expire on the first to occur of the following:

(a)
Termination by the Company. Notwithstanding anything to the contrary in this Agreement we may terminate Mr. Briers by giving him 60 days written notice of the effective date of termination. We may terminate his employment for cause, death or disability without prior notice.

(b)
Termination by Executive. In the event that his employment with the Company is voluntarily terminated by Mr. Briers, we shall have no further obligation to him except as may be provided in the Separation and Severance Agreement.

(c)	Salary, Benefits, and Severance Pay Upon Termination. In the event of termination of employment, Mr. Briers will receive all regular Base Salary due up to the date of termination, and any bonus.

Mr. Briers’ stock options remain subject to the terms of our stock option plan.

Confidential Information, Non-Solicitation and Non-Competition. Mr. Briers may not disclose our confidential information. In the event that he terminate his employment he will deliver to us any and all property owned by us.

Taxes. All payments to be made to Executive under this Agreement will be subject to any applicable withholding of federal, state and local income and employment taxes.

Severance Agreement. We have a separate Severance Agreement with Mr. Briers. In the event his employment is terminated by us other than for: cause, disability; death; or by Mr. Briers for good reason, then Mr. Briers shall receive his base salary during the period commencing on the effective date of such termination and ending one year later.

We have a one year contract (expiring in November 2006) with Clear Financial Solutions, Inc., a company owned by Mr. Plumb, which has agreed to provide us with a so called “contract” CFO, namely Mr. Plumb. We will pay a fee directly to Clear Financial Solutions, Inc. in the estimated amount of approximately $3,300 to $4,950 per month for Mr. Plumb's services as our CFO and some additional services provided to us by Clear Financial Solutions, Inc. The CFO contract terminates in November 2006 unless otherwise extended.

In August 2005, we hired Mr. Famourou Kourouma as our new Vice President of Guinea Affairs. Famourou Kourouma will receive compensation from us in the amount of $2,000 per month and he has received 400,000 options based upon our relations with the government of Guinea.

PERFORMANCE GRAPH

The following graph compares the five year cumulative total return of our Common Stock to the cumulative total return on the Amex Oil Index and the Russell 2000 Stock Index. Our Common Stock commenced trading on the American Stock Exchange on May 5, 2005. Our Common Stock was previously traded on the OTCBB. The graph assumes that a $100 investment (Index =100) was made in our Common Stock, the Amex Oil Index and the Russell 2000 Stock Index on June 30, 2001 and that all dividends were reinvested. The stock performance for our Common Stock is historical and should not be construed as being indicative of future performance.

Performance Graph Index Data Points

	Fiscal Year Ended June 30,

	2001	2002	2003	2004	2005	2006

Hyperdynamics Corporation	100	29	100	315	322	262
Amex Oil Index	100	100	86	116	162	210
Russell 2000 Index	100	90	87	115	125	141

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

RELATED STOCKHOLDER MATTERS

Securities authorized for issuance under equity compensation plans as of June 30, 2006.

	Equity Compensation Plan Information
	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))

Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders	635,000	$1.30	4,771,597

Equity compensation plans not approved by security holders	1,762,000	$0.38	-0-

Total	2,397,000	$0.62	4,771,597

The Stock and Stock Option Plan (the “Plan”) of Hyperdynamics was adopted May 7, 1997 and amended on December 3, 2001. On June 30, 2005, we had 4,879,075 shares available to be issued or granted pursuant to the Plan. We issued 107,478 shares under the Plan this fiscal year, leaving us with 4,771,597 shares available to be issued or granted as of June 30, 2006.

Under the Plan, options will vest over a five year or other negotiated period and will have a strike price set at the time of grant based on the then current market value of the stock. Our President has the authority as given by the Board of Directors to negotiate stock option agreements with corporate consultants as well.

We presently have warrants to purchase 1,762,000 shares of common stock which are currently outstanding and were issued pursuant to the Plan at a weighted average price of $0.38 per share.

The purpose of the Plan is to further our interest, and the interest of our subsidiaries and our stockholders by providing incentives in the form of stock or stock options to key employees, consultants and Directors who contribute materially to our success and profitability. We believe that our future success will depend in part on our continued ability to attract and retain highly qualified personnel. The issuance of stock and grants of options and warrants will recognize and reward outstanding individual performances and contributions and will enhance the grantees’ personal interest in our continued success and progress. We pay wages, salaries, and consulting rates that we believe are competitive. We use the Plan and individual compensation arrangements to augment our compensation packages.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information at January 12, 2007, with respect to the beneficial ownership of shares of Common Stock by (1) each person who owns beneficially more than 5% of the outstanding shares of Common Stock, (2) each of our Directors and director nominees, (3) each of our Executive Officers, and (4) all of our Executive Officers and Directors as a group.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned		Percent of Class

Kent Watts
One Sugar Creek Center Boulevard. Suite 125
Sugar Land, TX 77478	23,153,000	(1)	30%

Harry Briers
One Sugar Creek Center Boulevard. Suite 125
Sugar Land, TX 77478	1,979,418	(2)	3%

Harold Poling
Fairlane Plaza North
290 Town Center Drive, Suite 322
Dearborn, Michigan 48126	551,385	(3)	1%

Albert F. Young
2417 Fox Chase Blvd
Troy, Michigan 48098-5626	161,060	(7)	0.2%

DJX Ltd.
4438 West 10th Avenue
Vancouver, BC V6R4R8	20,272,900	(4)	26%

Steven Plumb
5300 N. Braeswood, #370
Houston, TX 77096-3317	100,000	(6)	0.1%

L. Gene Stohler
One Sugar Creek Center Boulevard. Suite 125
Sugar Land, TX 77478	103,586	(5)	0.1%

All Directors, Director Nominees and Executive Officers as a group (6 persons)	26,048,449		34%

_______________________________
(1)
This amount includes 2,360,100 shares of common stock; currently exercisable warrants to purchase 400,000 shares of common stock at $0.23 per share; currently exercisable warrants to purchase 40,000 shares of common stock at $2.20 per share; currently exercisable options to purchase 40,000 shares of common stock at $2.74 per share; currently exercisable options to purchase 40,000 shares of common stock at $2.23 per share; 20,185,185 shares deemed as indirectly owned by Kent P. Watts based on his relationship with DJX Ltd., whose shares he presently has the authority to vote and which are one-half owned by his minor children; and 87,715 common stock shares owned by DJX Ltd. and deemed owned by Kent P. Watts.

(2)
This amount includes 1,529,418 shares of common stock; currently exercisable warrants to purchase 400,000 shares of common stock at $0.23 per share; currently exercisable options to purchase 25,000 shares of common stock at $2.88 per share; and currently exercisable options to purchase 25,000 shares of common stock at $2.23 per share.

(3)
This amount includes 361,385 shares of common stock; currently exercisable warrants to purchase 125,000 shares of common stock at $0.25 per share; currently exercisable options to purchase 35,000 shares of common stock at $2.09 per share; currently exercisable options to purchase 10,000 shares of common stock at $2.08 per share; currently exercisable options to purchase 10,000 shares of common stock at $2.74 per share; and currently exercisable options to purchase 10,000 shares of common stock at $2.23 per share.

(4)
In May 2001, we entered into a stock exchange agreement whereby we acquired SCS Corporation as our wholly owned subsidiary. We issued 2,725 shares of Series B Preferred Stock to pay for the acquisition. Each share of Series B Preferred Stock carries a $1,000 per share face value and is convertible into common stock at the lesser of $0.135 per share or 50% of the closing bid price on conversion. On July 25, 2006 the closing price was $2.05 per share, and if all of the Series B Preferred Stock was converted at the lesser conversion price, $0.135 per share, we would issue to DJX Ltd. 20,185,185 shares of common stock. DJX Ltd. is a foreign corporation whose shareholders are the grandchildren of Ernest M. Watts, the father of Kent P. Watts, our Chairman, and CEO. Kent Watts currently exercises voting rights of DJX shares. DJX also owns 87,715 shares of Common Stock issued in payment of accrued dividends. Accordingly, the total number of shares of common stock attributed to DJX is 20,272,900 shares.

(5)
This amount includes 18,586 shares of common stock; currently exercisable options to purchase 40,000 shares of common stock at $2.09 per share; currently exercisable options to purchase 15,000 shares of common stock at $2.08 per share; currently exercisable options to purchase 15,000 shares of common stock at $2.74 per share; and currently exercisable options to purchase 15,000 shares of common stock at $2.23 per share.

(6)	Includes an immediately exercisable option to purchase 100,000 shares of common stock at $1.55 per share.

(7)
This amount includes 61,060 shares of common stock; currently exercisable warrants to purchase 15,000 shares of common stock at $2.00; currently exercisable options to purchase 40,000 shares of common stock at $2.09 per share; currently exercisable options to purchase 15,000 shares of common stock at $2.08 per share; currently exercisable options to purchase 15,000 shares of common stock at $2.74 per share; and currently exercisable options to purchase 15,000 shares of common stock at $2.23 per share.

We are not aware of any arrangements that could result in a change of control.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In connection with Michael E. Watts

In November 2003, a Master Public Relations Consulting Agreement (the “Agreement”) was signed with Michael E. Watts, the brother of Kent Watts, our Chairman and CEO. The Agreement affirmed and established Michael Watts as the primary consultant with the responsibility to help manage public relations, general investor relations and shareholder communications. In the Agreement, Michael Watts was authorized and required to communicate publicly known information to shareholders and potential shareholders and to help in all reasonable ways to convey the history and story of Hyperdynamics with the goal to increase the interest of all investors in investing in Hyperdynamics publicly traded stock. The agreement additionally authorized Michael Watts to subcontract public relations services to other firms and consultants. It was contemplated that these subcontracts would include but not necessarily be limited to setting up public relations agents in different parts of the country. The total compensation for the Agreement and all underlying subcontracts is a total of 2,000,000 warrants with a strike price of $0.50 per share of restricted common stock. During January and April 2004, Hyperdynamics granted an aggregate of 1,200,000 of the warrants (of which 900,000 were vested as of June 30, 2005) under the Agreement to a company whose president is Michael Watts. We granted 800,000 warrants (of which 600,000 were vested as of June 30, 2005) under the Agreement to unrelated third parties. This compensation was designed to encourage the long term commitment to the market developing work being performed in the maintenance of our informed and orderly market. As such, it is believed that significant incentive is in place for all public relations consultants, agents, and subcontractors to continually work in communicating the Hyperdynamics story and opportunity. This agreement with Michael Watts may be canceled by us at any time by giving a 30 day written notice.

During the year ended June 30, 2004, Michael Watts received payment of $699,951 cash to pay for offering costs on private subscription agreements and exercised warrants. Additional offering costs will also be paid on 3,732,403 outstanding warrants purchased by private investors should they be exercised in the future. If all of these warrants are exercised, Mr. Watts would receive approximately $712,000 to pay these additional costs.

On February 9, 2005, the Audit Committee of Hyperdynamics Corporation preapproved a contract (the “Contract”) with Geoserve Marketing, an assumed name for Michael E. Watts, the brother of our Chief Executive Officer. The Contract was executed by and between Trendsetter Production Company (our wholly owned subsidiary) and Geoserve Marketing. Under the Contract, Geoserve Marketing was to sell up to 49% of the working interest in certain oil and gas properties owned by Trendsetter. At $55,000 per point, this was to bring in proceeds of $2,695,000. Geoserve Marketing was given the responsibilities to sell working interest in our oil and gas leases; obtain executed documents for such sales as required by us; help prepare the marketing materials for working interest sales; obtain investor nondisclosure agreements and other representations from all prospective nonoperators; obtain a check or wired funds from and signatures of nonoperators on all pertinent operating agreement forms; pay expenses for working interest promotion including but not limited to any brokerage fees and referral fees. Trendsetter agreed to pay 20% of the proceeds to Geoserve Marketing in return for these services. As of September 26, 2006, 35% of the working interest had been sold for proceeds of $1,925,000 and a total of $385,000 has been paid to Geoserve Marketing. We subsequently repurchased 5% of the working interest in exchange for common stock.

On May 9, 2005, Harry James Briers, Executive Vice President, requested and obtained preapproval from the Audit Committee to rehire Mr. Jeremy Driver (son-in-law of Michael E. Watts, brother of the Chief Executive Officer), a past employee of Hyperdynamics Corporation, to work as General Manager for HYD. Mr. Driver had just been honorably discharged from the United States Air Force with the rank of Lieutenant. The Audit Committee approved the request and Mr. Driver was hired by Mr. Briers at an initial salary of $45,000 annually.

In September, 2006, Harry James Briers, Executive Vice President, requested and obtained pre-approval from the Audit Committee to give Christopher M. Watts, a related party of Mr. Kent Watts, our CEO, a bonus for work performed in Guinea and a raise in pay as the company’s Investor Relations Coordinator. He received a bonus of $2,000 and a raise from $29,000 annually to $32,480 annually. The raise of $3,480 represents a 12% increase.

In October, 2006, the Company hired Glen Driver as a manager in our Louisiana operations. Mr. Driver is the father of Jeremy Driver, a related party of Mr. Kent Watts, our CEO. The audit committee pre-approved the hiring in accordance with the Company’s conflict of interest policy.

(2)  TO RATIFY THE SELECTION OF MALONE & BAILEY, PC
AS THE COMPANY'S INDEPENDENT AUDITOR
FOR THE FISCAL YEAR ENDING JUNE 30, 2006

The Audit Committee of the Board of Directors has selected Malone & Bailey, PC ("Malone & Bailey") as the Company's independent auditor for the current fiscal year ending June 30, 3007. Malone & Bailey has been our independent auditor since fiscal 2000. Although not required by law or otherwise, the selection is being submitted to the Stockholders of the Company as a matter of corporate policy for their approval.

The Board of Directors wishes to obtain from the Stockholders a ratification of the Audit Committee's action in appointing Malone & Bailey, PC, as our independent auditor of the Company for the fiscal year ending June 30, 2007. This ratification in Proposal Number 2 requires the affirmative vote of a majority of the shares of Common Stock and Preferred Stock present or represented by Proxy and entitled to vote at the Annual Meeting.

In the event that the Stockholders do not ratify the appointment of Malone & Bailey as independent auditor, the adverse vote will be considered as a direction to the Board of Directors to select other independent auditors for the fiscal year ending June 30, 2007.

A representative of Malone & Bailey is expected to be present at the Annual Meeting and will have the opportunity to make a statement if desired and to respond to appropriate questions.

The Board of Directors unanimously recommends a vote FOR the ratification of Malone & Bailey as independent auditor for fiscal year ending June 30, 2007.

Audit Fees

Malone & Bailey, PC billed us in the aggregate amount of $59,000 and $58,091 professional services rendered for their audit of our annual financial statements and their reviews of the financial statements included in our Form 10-K for the year ended June 30, 2006 and Form 10-KSB for the year ended June 30, 2005.

Audit-Related Fees

Malone & Bailey, PC did not bill us for, nor perform professional services rendered for assurance and related services that were reasonably related to the performance of audit or review of the Company's financial statements for the years ended June 30, 2006 and 2005.

Financial Information Systems Design And Implementation Fees

For the fiscal years ended June 30, 2006 and 2005, Malone & Bailey, PC did not bill us for, nor perform, any financial information systems design or implementation. For the fiscal years ended June 30, 2006 and 2005, we were not billed for professional services from any other accounting firm for information systems design or implementation.

Tax Fees

Malone & Bailey, PC billed us in the aggregate amount of $ 0 and $3,740 for professional services rendered for tax related services for the years ended June 30, 2006 and 2005.

All Other Fees

Malone & Bailey, PC did not bill us for any other professional services for the fiscal year ended June 30, 2006 and 2005.

Auditor Independence

Our Board of Directors considers that the work done for us in the year ended June 30, 2006 by Malone & Bailey, PC is compatible with maintaining Malone & Bailey, PC's independence.

Auditor's Time On Task

All of the work expended by Malone & Bailey, PC on our June 30, 2006 audit was attributed to work performed by Malone & Bailey, PC's full-time, permanent employees.

(3)  OTHER MATTERS

The Board of Directors is not aware of any other matters to be presented for action at the Annual Meeting. However, if any other matter is properly presented at the Annual Meeting, it is the intention of the persons named in the enclosed Proxy to vote in accordance with their best judgment on such matters.

FUTURE PROPOSALS OF STOCKHOLDERS

The deadline for Stockholders to submit proposals to be considered for inclusion in the proxy statement for the next annual meeting of Stockholders is July 17, 2006.

BY ORDER OF THE BOARD OF DIRECTORS
/s/ Kent Watts
Chairman of the Board and President

January 22, 2006
Sugar Land, Texas

HYPERDYNAMICS CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON TUESDAY, MARCH 6, 2007

The undersigned hereby appoints Kent Watts and Harry Briers, and each of them as the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution, to represent and to vote all shares of Common Stock of Hyperdynamics Corporation held of record by the undersigned on January 12, 2007, at the Annual Meeting of Stockholders to be held at the Sugar Creek Country Club, 420 Sugar Creek Blvd., Sugar Land, TX 77478 on Tuesday, March 6, 2007 at 10:00 A.M. (CST), and at any adjournments thereof. Any and all proxies heretofore given are hereby revoked.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DESIGNATED BY THE UNDERSIGNED. IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED (1) FOR THE ELECTION OF THE NOMINEES NAMED HEREIN, AND (2) FOR THE RATIFICATION OF MALONE & BAILEY, PC AS THE COMPANY'S INDEPENDENT AUDITOR FOR THE FISCAL YEAR ENDING JUNE 30, 2007.

1.	ELECTION OF DIRECTORS OF THE COMPANY. (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH, OR OTHERWISE STRIKE, THAT NOMINEE'S NAME IN THE LIST BELOW.)

☐	FOR all nominees listed below except as marked to the contrary.	☐	WITHHOLD authority to vote for all nominees Below.

Kent Watts	Harry James Briers	Harold A. Poling

Albert F. Young	L. Gene Stohler

2.	PROPOSAL TO RATIFY THE SELECTION OF MALONE & BAILEY, PC AS THE COMPANY'S INDEPENDENT AUDITOR FOR THE FISCAL YEAR ENDING JUNE 30, 2007.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

☐ FOR	☐ AGAINST	☐ ABSTAIN

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Number of Shares Owned	Signature
on January 12, 2007

(Typed or Printed Name)

Signature if held jointly

(Typed or Printed Name)

DATED:

THIS PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS VOTED
AT THE MEETING. PLEASE MARK, SIGN, DATE AND RETURN
THIS PROXY PROMPTLY.

Hyperdynamics Corporation

COMPENSATION COMMITTEE CHARTER

ORGANIZATION

This charter governs the operations of the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Hyperdynamics Corporation (the “Company”). The Committee shall consist of not less than two independent directors. The number of directors constituting the Committee, and those serving on the Committee (its “Members”), shall be determined annually by the Board. Members shall serve during their respective terms as directors, subject to earlier removal by the Board. Company management, independent auditors and corporate counsel and other consultants and advisors may attend each meeting or portions thereof as requested by the Committee, except as otherwise prohibited by the rules of the American Stock Exchange (“AMEX”). The Committee shall hold one meeting each year and may call special meetings when necessary.

INDEPENDENCE

Each Member of the Committee must be:

•	an “independent director,” as defined under the rules of the American Stock Exchange (the “Rules”), except as may be otherwise permitted under the Rules;

•	a “non-employee director,” as defined in Rule 16b-3 promulgated under

Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and

•	an “outside director,” as defined under Section 1.162-27 promulgated under Section 162(m) of the Internal Revenue Code of 1986, as amended.

PURPOSE AND AUTHORITY

The Committee shall discharge the Board’s responsibilities with respect to all forms of compensation of the Company’s executive officers and produce a report on executive compensation for inclusion in the Company’s proxy statement if required by SEC rules or AMEX rules. This charter sets forth the authority and responsibility of the Committee for approving and evaluating executive officer compensation arrangements

RESPONSIBILITIES

The following functions shall be the principal responsibilities of the Compensation Committee, provided, however, that the Committee may supplement these functions as it deems appropriate and may establish policies and procedures from time to time that it deems necessary or advisable in fulfilling its responsibilities.

1.	The Committee will have the authority to determine the form and amount of compensation to be paid or awarded to each executive officer of the Company.

2.
The Committee shall recommend to the Board the compensation and benefits of the non-employee directors, based on criteria set forth in the Company’s Corporate Governance Policy and such other considerations as the Committee deems appropriate. In addition, the Committee, in its sole discretion, may award additional compensation and benefits to its chairperson and to the chairpersons of other committees of the Board, in view of the additional time and effort the chairpersons are required to expend in performing their additional duties as chairpersons.

3.
The Committee will have the sole authority and right to retain and terminate compensation consultants, legal counsel and other advisors of its choosing to assist the Committee in connection with its functions. The Committee shall have the sole authority to approve the fees and other retention terms of such advisors at the expense of the Company and not at the expense of the members of the Committee.

4.
The Committee will annually review and approve the corporate goals and objectives relevant to the compensation of the Chief Executive Officer (“CEO”) and evaluate the CEO performance in light of these goals and objectives. Based on this evaluation, the Committee will make and annually review decisions respecting (a) salary paid to the CEO, (b) all cash-based bonuses and equity compensation paid to the CEO, (c) entering into, amending or extending any employment contract or similar arrangement with the CEO, (d) any CEO severance or change in control arrangement, and (e) any other CEO compensation matters as from time to time directed by the Committee or the Board. In determining the long-term incentive component of the CEO’s compensation, the Committee will consider the Company’s performance and relative shareholder return, the value of similar incentive awards to chief executive officers at companies that the Committee determines comparable based on factors it selects, and the incentive awards given to the Company’s CEO in prior years.

5.
The Committee will annually review and approve the corporate goals and objectives relevant to the compensation of other executive officers. In light of these goals and objectives, the Committee will make and annually review decisions respecting (a) salary paid to the executive officers, (b) all cash-based bonuses and equity compensation paid to the executive officers, (c) entering into, amending or extending any employment contract or similar arrangement with one or more executive officers, (d) executive officers’ severance or change in control arrangements, and (e) any other executive officer compensation matters as from time to time directed by the Committee or the Board. In determining the long-term incentive component of the executive officers’ compensation, the Committee will consider the Company’s performance and relative shareholder return, the value of similar incentive awards to executive officers at similar companies.

6.
The Committee will meet with the CEO at least once in each fiscal year to discuss the incentive compensation programs to be in effect for the Company’s executive officers for such fiscal year and the corporate goals and objectives relevant to those programs.

7.	The Committee will report regularly to the Board of Directors.

8.	The Committee will prepare an annual report to the stockholders, for inclusion in the Company’s annual proxy statement, in accordance with the rules and regulations of the SEC and the AMEX.

9.	The Committee will at least annually review and assess its performance and submit a report on its performance to the Board.

10.	The Committee will review this charter annually and recommend to the Board any changes it deems appropriate.

FUNDING

The Company shall issue payments as directed by the Committee of compensation to the outside legal, accounting and other advisors retained by the Committee in its discretion pursuant to this charter.

MEETINGS AND QUORUM

Meetings may be conducted on reasonable notice to the Committee members, at a mutually agreed location or by telephone conference call, as deemed appropriate by the Committee Chairman. Attendance by a majority of members shall constitute a quorum for the transaction of business at any meeting. The Committee shall maintain written minutes of its meetings; the Committee also may act by unanimous written consent in lieu of a meeting.

Adopted by the Board of Directors - July 12, 2006
The initial members of the Compensation Committee are L. Gene Stohler and Al Young.